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Exhibit 21.1

SUBSIDIARIES OF
TROPICANA LAS VEGAS
HOTEL AND CASINO, INC.

JURISDICTION OF INCORPORATION
SUBSIDIARIES OF TROPICANA LAS VEGAS HOTEL AND CASINO, INC.:
Tropicana Las Vegas Intermediate Holdings Inc.	Delaware
SUBSIDIARIES OF TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS, INC.:
Tropicana Las Vegas, Inc.	Nevada

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  Exhibit 21.1
SUBSIDIARIES OF TROPICANA LAS VEGAS HOTEL AND CASINO, INC.